UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 5, 2004

(Date of Earliest Event Reported: May 5, 2004)

Commission file number 1-11680

GulfTerra Energy Partners, L.P.

(Exact name of Registrant as Specified in its Charter)

Delaware	76-0396023
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4 Greenway Plaza Houston, Texas (Address of Principal Executive Offices)	77046 (Zip Code)

Registrant’s Telephone Number, Including Area Code:

(832) 676-4853

Item 5.     Other Events.

      We are filing this Form 8-K to notify our unitholders and the market that we have identified a potential revision to the accounting for the cash settlement of natural gas imbalance receivables on our Texas Intrastate pipeline system, which we acquired in April 2002. With the exception of the Texas Intrastate pipeline system, we have historically accounted for such cash settlements as an adjustment to our cost of natural gas and other products. However, with respect to our Texas Intrastate pipeline system, we have historically utilized the pre-acquisition accounting methodology for the cash settlement of natural gas imbalance receivables, which included the cash settlement inflows as a component of revenues. Effective January 1, 2004, we have conformed our accounting for such cash settlements on the Texas Intrastate system to that used for imbalance receivable settlements on our other systems.

      With respect to our periodic reports that we have previously filed with the SEC, we are currently analyzing whether the impact of this is material enough to warrant revision of those previously filed reports. We expect to complete our analysis with respect to our previously filed reports prior to filing our Form 10-Q for the first quarter of 2004, which we plan to file timely. Regardless of whether or not we revise our previously filed reports, we believe that the change is not material to an evaluation of our performance. Any such revision would not affect any of the material metrics — operating income, net income, Performance Cash Flows (formerly referred to as EBITDA) and segment margin — that we have historically used to evaluate our performance, nor do we believe any such revision would affect any other material metrics that others may use to evaluate our performance. However, in the event we conclude that a revision should be made, our 2003 and 2002 financial statements would be impacted as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

	($ in millions)
As Reported
Operating Revenues	$871.5	$457.4
Cost of Natural Gas, Oil, and Other Products	287.2	108.8

Margin	$584.3	$348.6

Operating Income	$314.5	$160.8

Net Income	$163.1	$97.7

As Adjusted
Operating Revenues	$835.0	$451.4
Cost of Natural Gas, Oil, and Other Products	250.7	102.8

Margin	$584.3	$348.6

Operating Income	$314.5	$160.8

Net Income	$163.1	$97.7

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFTERRA ENERGY PARTNERS, L.P.

Date: May 5, 2004	By: /s/ KATHY A. WELCH Kathy A. Welch Vice President and Controller (Principal Accounting Officer)

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